UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                October 17, 2003
                                (Date of report)


                                ABLE ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


         Delaware                  333-59109                   22-3520840
 (State of Incorporation)    (Commission File Number)       (IRS Employer ID)


                               198 Green Pond Road
                               Rockaway, NJ 07866
                    (Address of principle executive offices)



                                 (973) 625-1012
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)

ITEM 5.  Other Events.

         On March 14, 2003, Able Energy, Inc. (the "Company") experienced an explosion and fire at its Newton, New Jersey facility which resulted in the destruction of an office building on the site, as well as damage to 18 company vehicles and neighboring properties. Due to the immediate response by employees at the site, a quick evacuation of all personnel occurred prior to the explosion, preventing any serious injuries. Results of the Company's investigation indicate that the explosion was an accident. An investigation by the New Jersey Department of Community Affairs, (the agency having regulatory jurisdiction over the handling of liquefied petroleum gas or "propane") alleges that the accident occurred as a result of the failure to follow prescribed state regulations for the handling of propane. For the fiscal year ended June 30, 2003, the Company's revenues from its propane business accounted for approximately 6.23% of total gross revenues.

         In a complaint dated October 6, 2003, the New Jersey Department of Community Affairs commenced a civil action against the Company alleging repeated violations of state propane regulations and seeking injunctive relief enjoining the Company, its subsidiaries, affiliated companies, agents, employees and corporate officers, from engaging in the distribution, sale, purchase or receipt of liquefied petroleum gas and from engaging in any from any business operations for the distribution and sale of liquefied petroleum gas. Pursuant to an order dated October 15, 2003, the Superior Court of New Jersey ordered a hearing to be held on November 12, 2003, at which time the Company shall show cause why a preliminary injunction shall not be ordered preliminarily enjoining the Company, its subsidiaries, affiliated companies, agents, employees and corporate officers, from engaging in the distribution, sale, purchase or receipt of liquefied petroleum gas and from engaging in any form of business operations for the distribution and sale of liquefied petroleum gas.

         The Court also ordered certain temporary restraints upon the Company, Able Propane, LLC, the Company's majority owned subsidiary and the Company's other subsidiaries, which will be imposed until the conclusion of the November 12 hearing. The order states that Able Propane will retain the assistance of Boyer Safety Services, experts in the propane industry, to assume responsibility and authority of Able Propane's daily operational, compliance and/or safety issues relating to its propane business. Boyer's responsibilities will include the supervisory responsibility and authority, for purposes of compliance, for all equipment, tanks, vehicles and real property used and/or owned by Able Propane in the sale, transport, storage and distribution of propane and the supervision over, and hiring and termination of the employees engaged in propane operations. Boyer's responsibilities will not include administrative, business or financial matters, however, Boyer may make recommendations relating to these matters to the extent that they affect operational, compliance and/or safety issues.

         The order prohibits the Company, Able Propane, and the Company's other subsidiaries from entering into any new delivery or installation contracts for the delivery of propane other than those customers existing on the date of the order. Able Propane may, however, honor contracts, commitments or arrangements entered into prior to the date of the order. The Company is vigorously disputing that it is a proper party to the action and is contesting any administrative and equitable remedies sought by the Department of Community Affairs.

SIGNATURE

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                                              ABLE ENERGY, INC.

                                              By: /s/ Christopher Westad
                                                  ------------------------------
                                                  Christopher Westad
                                                  President

Dated: October 17, 2003